EXHIBIT 99.1



FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION CONTACT:
December 1, 1998                      Media - CenturyTel, Patricia Cameron
                                      (318) 388-9674
                                      patricia.cameron@centurytel.com
                                      Investors - CenturyTel, Jeffrey S. Glover
                                      (318) 388-9648
                                      jeff.glover@centurytel.com
                                      Ameritech - Ralph Deptolla
                                      (800) 242-1553
                                      ralph.deptolla@ameritech.com

CenturyTel Completes Purchase of 19 Wisconsin Telephone Exchanges from Ameritech

Monroe,  LA. . .CenturyTel  (Century Telephone  Enterprises,  Inc., NYSE Symbol:
CTL) has completed its cash purchase of Ameritech's telephone operations and directory publishing business in 19 telephone exchanges covering 21 communities in northern and central Wisconsin. The transaction originally was announced last March.

The operations acquired by CenturyTel include the telephone property and equipment that serves nearly 69,000 customers, or more than 89,000 telephone lines, as well as directory publishing operations for nine telephone directories. CenturyTel's existing operations in Wisconsin are adjacent to the properties acquired from Ameritech.

"We are excited about this opportunity to serve customers in areas located so close to our existing CenturyTel exchanges," said Glen F. Post, III, president and chief executive officer of CenturyTel. "We look forward to bringing our tradition of providing excellent service as well as new products and technologies to our new customers in Wisconsin."

The 21 communities that will now receive CenturyTel service are: Ashland, Bayfield, Cornell, Hurley, Ladysmith, Saxon, Stanley, Superior, Washburn, McAllister, Marinette, Oconto, Oconto Falls, Peshtigo, Baraboo, Berlin, Green Lake, Mazomanie, North Freedom, Princeton and Redgranite.

Customers will see no changes in their area codes, telephone numbers, or local calling areas. Emergency 9-1-1 service continues to be available 24 hours a day and each customer's long-distance company remains the same.

The most notable change for customers is that their monthly bill will come from CenturyTel, not Ameritech. Customers will receive a final pro-rated bill from Ameritech, followed by a new bill from CenturyTel.

"Our objective was to make this transition as smooth as possible for customers, and we think we succeeded," said Ellen M. Gardner, president of Ameritech Wisconsin. "Customers can expect to receive the same outstanding service from CenturyTel that they received from Ameritech. At the same time, this sale allows Ameritech to more effectively focus its resources on our remaining customers, creating additional value for our shareowners."

CenturyTel has provided quality telephone service in Wisconsin communities for more than 25 years and has recently expanded its presence in Wisconsin and the rest of the country. Last year, CenturyTel acquired Pacific Telecom (PTI) and Pecoco, Inc., providers of local exchange services in Wisconsin. CenturyTel's Wisconsin operations now serve more than 338,000 phone lines in 124 exchanges with more than 800 employees. Additionally, CenturyTel provides wireless service to markets in Wisconsin with a population of approximately 1.7 million.

CenturyTel (Century Telephone Enterprises, Inc.) provides integrated communications services including local exchange, wireless, long distance, Internet access and security services to more than two million customers in 21 states. The company, headquartered in Monroe, La., is publicly traded on the New Stock Exchange under the symbol CTL. CenturyTel is the ninth largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States. Visit CenturyTel's corporate website at (www.centurytel.com).

Ameritech (NYSE: AIT) serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services, including local and long-distance telephone, cellular, paging, security, cable TV, Internet and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 72,000 employees, 1 million shareowners and more than $29 billion in assets.